UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Douglas Drive Sanford, North Carolina	27330
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(919) 774-6700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2008, the Board of Directors (the “Board”) of The Pantry, Inc. (the “Company”), upon recommendation of its Compensation and Organization Committee (the “Committee”), approved the Company’s 2008 Annual Incentive Program (the “Program”) under The Pantry, Inc. 2007 Omnibus Plan. The Program provides for performance-based cash awards to certain of the Company’s employees, including its executive officers.

Executive officers are eligible for awards under the Program based on threshold, target, and maximum performance levels set by the Committee, and the actual award amounts, if any, will therefore vary depending on the achievement of certain performance goals by the Company. The Program’s performance cycle is for the Company’s 2008 fiscal year, which began on September 28, 2007 and ends on September 25, 2008 (“fiscal 2008”). The Board approved the following performance measures and their respective weights for the Company’s executive officers because the Board believed these performance measures would be key indicators of the Company’s overall financial and operating results during fiscal 2008:

•

Adjusted EBITDA (weighted at 55%), which is defined as net income before interest expense, net, loss on extinguishment of debt, income taxes, and depreciation and amortization but including the lease payments the Company makes under its lease finance obligations as a reduction to Adjusted EBITDA.

•	Merchandise sales growth (weighted at 15%), which is defined as year-over-year growth in merchandise sales on a comparable store basis.
•	Gasoline gallons growth (weighted at 15%), which is defined as year-over-year growth in gasoline gallons on a comparable store basis.
•

Turnover (weighted at 15%), which is defined as the total number of employees (excluding those who were terminated in connection with the restructuring program the Company initiated in September 2007) who have left the Company in a given period of time to the number of employees in position at the end of the period.

Under the Program, each performance measure operates independently of the other measures. That is, an award may be paid when the threshold performance level is achieved for any single measure, without regard to results for the other measures. The Board approved the targets for each performance measure based upon the Company’s approved internal budget estimates.

Under the Program, the target award opportunity for the Company’s chief executive officer will be 75% of his annual base salary in effect on date the Program is adopted; the target award opportunity for each of the Company’s other executive officers will be 50% of his or her annual base salary in effect on the date the Program is adopted.

Actual award payouts for the Company’s executive officers can vary from 25% of target awards for achieving or exceeding the threshold performance level to 200% of target awards for achieving the maximum performance level. For any performance greater than the threshold performance level and less than the maximum performance level but not equal to the target performance level, the appropriate payout percentage will be interpolated on a straight-line basis accordingly. For any performance below the threshold performance level, the appropriate payout percentage is 0%.

The Committee may make award payouts or otherwise increase, reduce, or eliminate payouts that would otherwise be made under the Program in its sole discretion. Executive officers who join the Company during fiscal 2008 will have any award amounts prorated, except that no executive officer hired after the end of the third quarter of fiscal 2008 will be eligible to receive an award under the Program. Participants must be employed on the date awards are paid in order to receive a payout, except that participants whose employment is terminated due to death or disability or as otherwise determined by the Committee in its discretion may have their award amounts prorated and paid on the date other awards are paid in the discretion of the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Frank G. Paci
Frank G. Paci Sr. Vice President, Finance, Chief Financial Officer and Secretary

Date: February 13, 2008